Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION JUNE SALES FROM CONTINUING OPERATIONS
UP 16.0 PERCENT

MINNEAPOLIS, July 7, 2005 -- Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the five weeks ended July 2, 2005 increased 16.0 percent to $4.575 billion from $3.943 billion for the five-week period ended July 3, 2004. On this same basis, comparable-store sales increased 9.0 percent from fiscal June 2004.

The sales plan for the month was a comparable-store increase in the range of 4 to 6 percent.

 “Our sales performance in June was well above our planned range for the month,” said Bob Ulrich, chairman and chief executive officer of Target Corporation, “reflecting particularly strong sales of apparel which drove greater-than-expected gross margin rate expansion. As a result, we now believe that Target will deliver second quarter earnings per share of 58 cents or more.”

	Sales	Total Sales	Comparable Stores % Change
Continuing Operations	(millions)	% Change	This Year	Last Year
June	$4,575	16.0	9.0	2.2

Quarter-to-date	$8,075	14.3	7.3	3.8

Year-to-Date	$19,246	13.4	6.7	5.8

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 First Quarter Form 10-Q.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,330 locations in 47 states, as well as an on-line business called Target.com.

Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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